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                     June 14, 2022

       Steven Senneff
       President, Chief Financial and Administrative Officer
       Signify Health, Inc.
       800 Connecticut Avenue
       Norwalk, CT 06854

                                                        Re: Signify Health,
Inc.
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed March 3, 2022
                                                            File No. 001-40028

       Dear Mr. Senneff:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Life Sciences